Exhibit 99.1

INSIGHTFULMIND LEARNING, INC.

Suite 300 - 1055 West Hastings Street Vancouver, B.C. V6E 2E9 Canada	Telephone 604-609-6152 Facsimile 604-684-6024 www.insightfulmind.com

NEWS RELEASE For Immediate Release	OTCBB - IMNDF
ACQUISITION OF SHARES

Vancouver, B.C. – August 19, 2009 – Jeff Thachuk, President of InsightfulMind Learning, Inc., reports that Mr. Mark Burgert (the “Offeror”) acquired 1,012,500 common shares (the "Acquired Securities") of InsightfulMind Learning, Inc. (the "reporting issuer").  Mr. Burgert has ownership and control over all of the Acquired Securities.

Prior to the acquisition, the reporting issuer had 6,771,293 common shares issued and outstanding, of which Mr. Burgert had ownership or control over 250,000 common shares or 3.69% of the then issued and outstanding common shares of the reporting issuer.

After the acquisition, the reporting issuer had 6,771,293 common shares issued and outstanding, of which Mr. Burgert had ownership or control over 1,262,500 common shares (the "Offeror's Current Holdings") representing 18.64% of the then issued and outstanding common shares of the reporting issuer.

The Acquired Securities were acquired in a private transaction for $0.00000099 U.S. dollars per share.  Mr. Burgert acquired the Acquired Securities (the "Transfer") from Mr. Jeff Thachuk, the President of the reporting issuer, in connection with the reporting issuer's proposed acquisition (the "Share Exchange") of all the issued and outstanding shares of Coronus Energy Inc. ("Coronus") from Mr. Burgert.  Among other things, the completion of the Transfer is a condition precedent to the completion of the Share Exchange.

Pursuant to the Share Exchange, the reporting issuer will issue 1,000,000 common shares from treasury to Mr. Burgert in exchange for all of the issued and outstanding shares of Coronus.  The issuance of the 1,000,000 common shares is subject to shareholder approval.  Subject to the completion of the Share

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Exchange, the reporting issuer will further grant (the "Option Grant") to Mr. Burgert an option to acquire 175,000 common shares of the reporting issuer at a price of $0.13 U.S. dollars per share.

The Offeror acquired, and as set out above will acquire, securities of the reporting issuer for investment purposes and except as set out above has no present intention to acquire further securities of the reporting issuer, although the Offeror may in the future acquire or dispose of securities of the reporting issuer through the market, privately or otherwise, as circumstances or market conditions warrant.

On behalf of the Board of Directors,

InsightfulMind Learning, Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

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